Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Group Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Announces Preliminary Unaudited Year-Over-Year Sales Growth of 117% for the Fiscal Year Ended October 31, 2018

SAN DIEGO, CA, December 4, 2018 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced selected preliminary unaudited financial results for its fiscal year ended October 31, 2018.

Preliminary Unaudited Fiscal Year 2018 Results

Fiscal 2018 sales are expected to be approximately $58 million, compared to $31 million a year ago, an increase of approximately 87% year over year. These results include the Company’s Comnet Telecom Supply subsidiary that was sold on October 31, 2018. Fiscal 2018 and 2017 sales, excluding Comnet sales, are expected to be approximately $50 million, compared to $23 million a year ago, representing an increase of 117% year over year.

Net income for the current fiscal year is expected to be between $5.6 million and $5.8 million, or $0.59 and $0.61 per diluted share respectively, compared to $0.4 million or $0.04 per fully diluted share a year ago. Fiscal 2018 and 2017 net income includes $0.2 million loss and $0.2 million income from discontinued operations, respectively, from Comnet.

As of October 31, 2018, backlog was $12 million, up from $8 million at the prior quarter end at July 31, 2018.

Robert Dawson, President and CEO of RF Industries, commented:

“Our solid financial results for fiscal 2018 reflect the positive outcome of our efforts to drive profitable sales growth as part of our long-term strategy. This growth validates that our offer of high-quality products, flexibility in design, and fast turn-around time is resonating in the market. Going into fiscal 2019, we will continue to focus on our customers’ needs and leverage our strong customer relationships and distribution channels to further expand and diversify.”

Mr. Dawson and CFO Mark Turfler are scheduled to meet with investors and present at the 11th Annual LD Micro Main Event Investor Conference on Wednesday, December 5, 2018 at 9:30 am Pacific Time. The presentation will be webcast live and available for replay via the investor relations section of the company's website at www.rfindustries.com.

The Company will publish its final audited financial results for the fourth quarter and fiscal year ended October 31, 2018 and host a conference call and audio only webcast after market close on December 20, 2018. The time and access details for the conference call and webcast will be provided in advance of this date.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with operations in New York and Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins and improved profitability, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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